As filed with the Securities and Exchange Commission on December 14, 2023

Registration Statement No. 333-274244

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-1

REGISTRATION STATEMENT Under The Securities Act of 1933

TC BIOPHARM (HOLDINGS) PLC

(Exact name of Registrant as specified in its charter)

Scotland	8731	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Maxim 1, 2 Parklands Way

Holytown, Motherwell, ML1 4WR

Scotland, United Kingdom

+44 (0) 141 433 7557

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TC BioPharm (North America) Inc.

c/o Business Filings, Inc.

108 West 13th Street

Wilmington, Delaware 19801

(800) 981-7183

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of all communications including communications sent to agent for service, should be sent to:

Richard A. Friedman, Esq. Stephen Cohen, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Telephone: (212) 653-8700 Facsimile: (212) 653-8701	John J. Hart, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Tel: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

TC Biopharm (Holdings) plc is filing this Amendment No. 2 (the “Amendment”) to its Registration Statement on Form F-1 (Registration No. 333-274244) (the “Registration Statement”) as an exhibit-only filing to file Exhibit 1.1 and re-file Exhibit 5.1, previously filed with the Registration Statement, and to amend and restate the list of exhibits set forth in Item 8 of Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note as well as revised versions of the cover page and Item 8 of Part II of the Registration Statement. This Amendment does not contain a copy of the preliminary prospectus included in Amendment No. 1 to the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Scottish law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Scottish and United Kingdom courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Our Memorandum and Articles of Association provide that, to the maximum extent permitted by law, every current and former director and officer (excluding an auditor) is entitled to be indemnified out of our assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which such indemnified person may incur in that capacity unless such liability arose as a result of the actual fraud or willful default.

A company formed under the laws of Scotland may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company. We expect to maintain director’s and officer’s liability insurance covering our directors and officers with respect to general civil liability, including liabilities under the Securities Act of 1933, as amended (or the “Securities Act”), which he or she may incur in his or her capacity as such. We have entered into a deed of indemnity with each of our directors and members of our senior management, each of which provides the office holder with indemnification permitted under applicable law and to the extent that these liabilities are not covered by directors’ and officers’ insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below is information regarding share capital issued by TC BioPharm (Holdings) plc and TC BioPharm Limited (prior to completing a corporate reorganization) since January 1, 2018. Some of the transactions described below involved directors, officers and 5% shareholders and are more fully described under the section titled “Related Party Transactions”.

●	On December 17, 2018, the Company issued an aggregate of 3,499 ordinary shares to 19 accredited investors and insiders at a purchase price of £178.48 per share for aggregate consideration totaling £624,500 in respect of satisfying a convertible loan note.

●	In November 2019, the Company issued an aggregate of 14,688 A ordinary shares to 25 accredited investors and insiders at a purchase price of £215.00 per share for aggregate cash consideration totaling £3,157,877.

●	From December 2019 until July 2020, the Company issued an aggregate of 2,338 A ordinary shares to 8 accredited investors and insiders at a purchase price of £215.00 per share for aggregate cash consideration totaling £499,187.

●	On August 25, 2020, the Company issued an aggregate of 15,891 A ordinary shares to 14 accredited investors and insiders at a purchase price of £215.00 per share for aggregate cash consideration totaling £3,416,522.

●	On January 18, 2021, the Company issued an aggregate of 27 A ordinary shares to one accredited investor and insider at a purchase price of £215.00 per share for aggregate cash consideration totaling £5,719.

●	On January 19, 2021, the Company issued an aggregate of 930 A ordinary shares to one accredited investor and insider at a purchase price of £215.00 per share for aggregate cash consideration totaling £199,993.

●	On April 30, 2021, the Company issued an aggregate of 465 A ordinary shares to one accredited investor and insider at a purchase price of £215 per share for aggregate consideration totaling £100,018.

●	On June 16, 2021, the Company issued an aggregate of 369 A ordinary shares to one accredited investor and insider at a purchase price of £215.00 per share for aggregate consideration totaling £79,378.

From April 2021 to January 28, 2022, the Company issued Convertible Loan Notes with a face value amount of $17.7 million. The loan note was issued with a 50% discount. Upon listing, 50% of the face value of the outstanding Convertible Loan Notes (including interest accrued to date), and any further balance as elected by the noteholders, will convert into ADSs and Warrants at a conversion price for a unit comprised of one ADS and 1.25 Warrants, which is the lower of (a) the price per share calculated on a fully diluted basis (based on the number of shares in issue and vested share options immediately prior to the IPO being approved by the shareholders) on an assumed entity valuation of $120,000,000 and (b) the listing price. The remaining balance of the loan notes are repayable or convertible (at the same value) at the loan note holders’ option in two equal tranches at 90 days and 180 days after the listing date. In the event of an act of default (including if the Company does not list despite its and its bankers’ efforts before February 15, 2022) the outstanding notes become repayable at their face value.

Immediately prior to completion of the Initial Public Offering, TC BioPharm (Holdings) plc re-organized its share capital whereby all of the outstanding series A ordinary shares were re-designated as ordinary shares of TC BioPharm (Holdings) plc on a one for one basis. Immediately prior to the completion of the offering, a further 24,693 ordinary shares were issued, under the terms of our Articles of Association to certain shareholders who, prior to the IPO, owned A ordinary shares which carried the right, to subscribe at nominal value for a certain number of additional shares, calculated by reference to the pre-money valuation of the IPO.

On February 10, 2022, the Company completed an IPO on Nasdaq, issuing 4,117 American Depositary Shares (“ADSs”) representing 82,353 ordinary shares with nominal value of £41,176 and warrants to buy 9,470 ADSs at a combined issue price of $4,250 for proceeds before expenses of $17.5 million.

At the date of the IPO loan notes totaling $13,447,012, converted into 3,164 ADSs and 6,278 Warrants at a combined issue price of $4,250.

On June 8, 2022, the Company completed a secondary public offering, issuing 11,500 ADSs representing 230,000 ordinary shares for aggregate gross proceeds before expenses of $4.6 million.

On August 9, 2022, TC BioPharm (Holdings) plc issued 183 American Depositary Shares (“ADSs”) representing 3,676 ordinary shares and warrants to buy 366 ADSs on conversion of loan notes totaling $0.8 million.

On November 15, 2022, TC BioPharm (Holdings) plc issued 21 Ordinary shares for a consideration of $7.565 (£6.362) per share.

On November 24, 2022, TC BioPharm (Holdings) plc issued 3 Ordinary shares for a consideration of $6.51 per share.

On November 27, 2022, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”) as purchasers. Pursuant to the Purchase Agreement, the Company sold, and the Investors purchased in a private placement an aggregate of 7,750 American Depositary Shares (the “ADSs”), pre-funded warrants to purchase up to 65,750 ADS (the “Pre-Funded Warrants”), series A purchase warrants to purchase up to 73,500 ADSs (the “Series A Ordinary Warrants”) and series B purchase warrants to purchase up to 73,500 ADSs (the “Series B Ordinary Warrants” and together with the Series A Ordinary Warrants, the “Ordinary Warrants”) for aggregate gross proceeds of $7,350,000, excluding any proceeds that may be received upon exercise of the Ordinary Warrants. The purchase price for each ADS and associated Ordinary Warrants is $100.00 and the purchase price per each Pre-Funded Warrant and associated Ordinary Warrants is $99.98. The offering closed on November 30, 2022.The Series A Ordinary Warrants will be immediately exercisable, will expire five and one-half (5.5) years from the date of issuance and have an exercise price of $100.00 per ADS, subject to adjustment as set forth therein. The Series B Ordinary Warrants will be immediately exercisable, will expire thirty (30) months from the date of issuance and have an exercise price of $100.00 per ADS, subject to adjustment as set forth therein. The placement agent for such offering received warrants to purchase up to 5,512 ADSs (the “Placement Agent Warrants”) on substantially the same terms as the Series A Ordinary Warrants except that the Placement Agent Warrants have an exercise price equal to 125% of the offering price, or $125.00 per ADS.

On March 27, 2023, the Company , entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Company agreed to issue and sell an aggregate of 10,750 ADSs, pre-funded warrants to purchase up to 161,125 ADS (the “March 2023 Pre-Funded Warrants”), and series C purchase warrants to purchase up to 171,875 ADSs (the “Ordinary Warrants” and together with the March 2023 Pre-Funded Warrants and the ADSs, the “Securities”). The purchase price for each ADS and associated Ordinary Warrants was $32.00 and the purchase price per each March 2023 Pre-Funded Warrant and associated Ordinary Warrants was $31.98. The Ordinary Warrants were immediately exercisable, expire five (5) years from the date of issuance and have an exercise price of $35.00 per ADS. The March 2023 Pre-Funded Warrants may be exercised at any time until all of the Pre-Funded Warrants are exercised in full at an exercise price of $0.02 per ADS. The total net proceeds from this offering were approximately $4.9 million, after deducting estimated offering expenses of approximately $0.6 million.

In connection with the March 2023 offering, the Company agreed that certain existing warrants to purchase up to an aggregate of 140,000 ADSs of the Company that were previously issued on November 30, 2022, at an exercise price of $100.00 per ADS and expiration dates of May 30, 2025 and May 30, 2028, were amended effective upon the closing of the March 2023 offering so that the amended warrants will have a reduced exercise price of $35.00 per ADS.

In the period from January 1, 2023 to December 6, 2023, the holders of prefunded warrants, exercised prefunded warrants to purchase 226,875 ADSs.

On April 3, 2023, the Company agreed with the loan note holder to extend the Redemption Date (as defined in the Loan Note) to January 15, 2024 and amend the Conversion Price (as defined in the Loan Note) of the outstanding loan notes to be the lesser of $20.00 or the lowest closing price of the Ordinary Shares during the ten (10) day period prior to the date the Noteholder delivers a notice of conversion to the Company, not to be lower than $4.00. In other respects the terms of the Loan Note remain unaltered. In addition, in consideration of amending the Loan Note, the Company agreed to issue a 5-year warrant to the loan note holder to subscribe for 200,000 Ordinary Shares in the share capital of the Company at an exercise price of $100.00.

In the period from April 3, 2023 to December 6, 2023, the holders of Loan Notes, converted notes with a value of $813,302 into 79,506 ADSs.

August 2023 Warrant Inducement

On August 30, 2023, we entered into an inducement offer letter agreement (the “Letter Agreement”) with certain holders (the “Holders”) of existing Series A, B and C warrants (the “Existing Warrants”) to purchase ordinary shares represented by the ADSs of the Company. The Existing Warrants were issued on November 30, 2022 and March 30, 2023, as amended on July 10, 2023, and have an exercise price of £7.00 per ADS ($8.90 per ADS translated for illustration to U.S. dollars at the rate of £1.00 to $1.2709).

Pursuant to the Inducement Letter, the Holders agreed to exercise for cash their Existing Warrants to purchase an aggregate of 311,875 ADSs of the Company (the “Warrant Exercise”) in consideration for the Company’s agreement to issue to the Holder new Series D warrants to purchase up to 623,750 of the Company’s ordinary shares represented by ADSs. The Series D Warrants are immediately exercisable, expire five and one half (5.5) years from the date of issuance and have an exercise price of £7.00 per ADS ($8.90 per ADS translated for illustration to U.S. dollars at the rate of £1.00 to $1.2709). The Company received aggregate gross proceeds of approximately £2.2 million (approximately $2.8m) from the exercise of the Existing Warrants by the Holders, before deducting placement agent fees payable by the Company. The ADSs are issuable in line with the terms of the warrant Inducement Letter (Exhibit 10.6). In particular, in the event that any Warrant Exercise would otherwise cause the Holder to exceed the beneficial ownership limitations (“Beneficial Ownership Limitation”) set forth in Section 2(e) within Exhibit 10.6 of the Existing Warrants (or, if applicable and at the Holder’s election, 9.99%), the Company shall only issue such number of Warrant ADSs to the Holder that would not cause the Holder to exceed the maximum number of Ordinary Shares and/or ADSs permitted thereunder, as directed by the Holder, with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations, which abeyance shall be evidenced through the Existing Warrants which shall be deemed prepaid thereafter (including the payment in full of the exercise price), and exercised pursuant to a Notice of Exercise in the Existing Warrants (provided that no additional exercise price shall be due and payable).

The Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as its exclusive placement agent in connection with the transactions summarized above and has agreed to pay the Placement Agent a cash fee equal to 7.5% of the gross proceeds received from the Holders’ exercise of their Existing Warrants and a management fee of 1% of the gross proceeds received from the Holders’ exercise of their Existing Warrants. The Company has also agreed to reimburse the Placement Agent for its expenses in connection with the exercise of the Existing Warrants and the issuance of the New Warrants, up to $50,000 for fees and expenses of legal counsel and other out-of-pocket expenses, and agreed to pay the Placement Agent for non-accountable expenses in the amount of $35,000 and clearing fee of $15,950. Upon any exercise for cash of any New Warrants, the Company has agreed to pay the Placement Agent a cash fee of 7.5% of the aggregate gross exercise price paid in cash with respect the exercise of the New Warrants. In addition, the Company granted warrants (“Placement Agent Warrants”) to the Placement Agent, or its designees, to purchase up to an aggregate of 467,813 ordinary shares represented by 23,390 ADSs, which Placement Agent Warrants shall be in the form of the Series D Warrants, except that the Placement Agent Warrants shall have an exercise price of £8.75 ($11.12 per ADS translated for illustration to U.S. dollars at the rate of £1.00 to $1.2709. The registration statement of which this prospectus is a part is being filed to register the ADSs underlying the Placement Agent Warrants.

The closing of the transactions contemplated pursuant to the Letter Agreement occurred on September 5, 2023 (the “Closing Date”). The Company expects to use the net proceeds of these transactions to support the submission of the Company’s Investigational New Drug (IND) Application in respect of its upcoming clinical trial and for continuing operating expenses and working capital.

The Company also agreed to file a registration statement on Form F-3 (or other appropriate form if the Company is not then Form F-3 eligible) covering the resale of the New Warrant ADSs issued or issuable upon the exercise of the New Warrants (the “Resale Registration Statement”), within 30 days of the Closing Date, and to have such Resale Registration Statement declared effective by the SEC within 90 days following the Closing Date. The registration statement was subsequently filed on November 2, 2023 and declared effective on November 6, 2023.

In the Letter Agreement, the Company agreed not to issue any ADSs, ordinary shares or ordinary share equivalents or to file any other registration statement with the SEC (in each case, subject to certain exceptions) until 45 days after the Closing Date. The Company also agreed not to effect or agree to effect any variable rate transaction (as defined in the Letter Agreement) until one (1) year after the Closing Date (subject to an exception).

The offers, sales and issuances of the securities and loan notes described above were exempt from registration either (i) under Section 4(a)(2) of the Securities Act in that the transactions did not involve any public offering, (ii) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation or (iii) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules

Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
1.1	Engagement Agreement, by and between the Company and H.C. Wainwright & Co., LLC, dated as of November 1, 2022, as amended.
2.1	Deposit Agreement – Bank of New York Mellon for American Depositary Shares	F-1	333-260492	4.1	03/08/2022
2.2	Form of American Depositary Share (included in Exhibit 2.1)	F-1	333-260492	4.2	03/08/2022
2.3	Warrant Agent Agreement with Computershare Inc.	F-1	333-260492	4.4	03/08/2022
2.4	Form of Warrant Certificate (included in Exhibit 2.3)	F-1	333-260492	4.5	03/08/2022
2.5	Form of Ordinary Share Certificate	F-1	333-260492	4.6	03/08/2022
3.1	Articles of Association of TC BioPharm (Holdings) plc	F-1	333-260492	3.2	03/08/2022
4.1	Form of Representative Warrant	F-1	333-260492	4.3	03/08/2022
4.2	Form of 2014 Share Option Scheme of Registrant	F-1	333-260492	10.1	03/08/2022
4.3	Form of 2021 Share Option Scheme (including sub-plan for U.S. based persons) of Registrant	F-1	333-260492	10.2	03/08/2022
4.4	Form of 2021 Company Share Option Plan (CSOP) of Registrant	F-1	333-260492	10.3	03/08/2022
4.5	Convertible Loan Note, up to $20,000,000 in principal amount	F-1	333-260492	10.6	03/08/2022
4.6	Form of Lock Up Agreement of Pre-IPO Smaller Shareholders	F-1	333-260492	10.8	03/08/2022
4.7	Form of Lock Up Agreement of Pre-IPO Management and Larger Shareholders	F-1	333-260492	10.9	03/08/2022
4.8	Form of Lock Up Agreement of Holders of Convertible Loan Notes	F-1	333-260492	10.10	03/08/2022
4.9	Form of Deed of Indemnity for directors and officer	20-F	001-41231	4.10	05/13/2022
4,10	Description of Securities of Registrant	20-F	001-41231	4.11	05/13/2022
4.11	Code of Ethics of the Registrant	F-1	333-260492	11.1	03/08/2022
4.12	Form of Pre-Funded Warrant	6-K	001-41231	10.1	11/30/2022
4.13	Form of Series A and Series B Ordinary Warrant	6-K	001-41231	10.2	11/30/2022
4.14	Form of Placement Agent Warrant	6-K	001-41231	10.3	11/30/2022
4.15	Form of Pre-Funded Warrant	6-K	001-41231	10.1	03/30/2023
4.16	Form of Placement Agent Warrant	6-K	001-41231	10.3	03/30/2023
4.17	Form of Series C Ordinary Warrant	6-K	001-41231	10.2	03/30/2023
4.18	Form of Series D Ordinary Warrant	6.K	001-41231	4.1	08/31/2023
4.19*	Form of Pre-Funded Warrant for this Offering
4.20*	Form of Series E Ordinary Warrant for this Offering
4.21*	Form of Placement Agent Warrant for this Offering
5.1	Opinion of Addleshaw Goddard LLP
5.2*	Opinion of Sheppard, Mullin, Richter & Hampton LLP ⸶
10.1	Form of Securities Purchase Agreement for Nov 2022 Private Placement	6-K	001-41231	10.4	11/30/2022
10.2	Form of Registration Rights Agreement for Nov 2022 Private Placement	6-K	001-41231	10.5	03/30/2023
10.3	Form of Securities Purchase Agreement	6-K	001-41231	10.4	03/30/2023
10.4	Warrant Amendment Agreement, dated March 27, 2023	6-K	001-41231	10.5	03/30/2023
10.5	Warrant Amendment Agreement, dated July 10, 2023	6-K	001-41231	10.1	07/24/2023
10.6	Form of Inducement Letter, dated August 30, 2023	6.K	001-41231	10.1	08/31/2023
10.7*	Form of Securities Purchase Agreement for this Offering
16.1	Letter of Ernst & Young LLP, dated November 18, 2022	6-K	001-41231	16.1	11/18/2022
21.1	List of Subsidiaries of Registrant	F-1	333-260492	21.1	03/08/2022
23.1*	Consent of Marcum LLP, independent registered public accounting firm
23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm
23.3	Consent of Addleshaw Goddard LLP (included in Exhibit 5.1)
23.4*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included as part of the signature page of original filed Registration Statement)
107*	Filing Fee Table

*Previously Filed

Item 9. Undertakings

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Exchange Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Exchange Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing this amended registration statement on Form F-1 with the Securities and Exchange Commission and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Glasgow, Scotland, United Kingdom, on December 14, 2023.

TC BIOPHARM (HOLDINGS) PLC

By:	/s/ Bryan Kobel
Name:	Bryan Kobel
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bryan Kobel	Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2023
Bryan Kobel

/s/ Martin Thorp	Chief Financial Officer and Director (Principal Financial and	December 14, 2023
Martin Thorp	Accounting Officer)

*	Non-Executive Director	December 14, 2023
Dr Mark Bonyhadi

*	Non-Executive Director	December 14, 2023
James Culverwell

*	Chair of the Board and Non-Executive Director	December 14, 2023
Arlene Morris

*	Non-Executive Director	December 14, 2023
Edward Niemczyk

* By:	/s/ Bryan Kobel
Bryan Kobel
Attorney-in-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement or amendment thereto on December 14, 2023.

TC BioPharm (North America) Inc.

By:	/s/ Bryan Kobel
Name:	Bryan Kobel
Title:	Chief Executive Officer and Director

Authorized Representative in the United States

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